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                                                                   EXHIBIT 99.1
PRESS RELEASE

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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE
THURSDAY, APRIL 4, 2002

CONTACT:      MARGARET K. DORMAN
              CHIEF FINANCIAL OFFICER
              (281) 443-3370


                     SMITH INTERNATIONAL, INC. COMMENTS ON
                  FIRST QUARTER OUTLOOK AND ANNOUNCES EARNINGS
                    RELEASE AND CONFERENCE CALL INFORMATION

     HOUSTON, Texas (April 4, 2002)... Smith International, Inc. (NYSE: SII) is scheduled to appear at several upcoming investor conferences, during which management plans to discuss the Company's financial outlook for the first quarter of 2002.

     Consolidated revenues for the quarter are expected to decline four percent from the prior year period to approximately $830 million, primarily attributable to a 27 percent reduction in North American-based drilling activity. While results for the period have not yet been consolidated, the Company believes earnings per share on a diluted basis will be in the 56 to 59 cent range, impacted by non-recurring charges recorded during the quarter. Excluding these non-recurring items, which primarily consist of severance and currency-related write-downs associated with certain Latin American operations, the Company believes it will report earnings in the low 60 cent per share range, materially in line with the current Thomson Financial/First Call consensus estimate.

     Currently, Arthur Andersen LLP serves as the Company's independent public accountants. Due to a pending review to select an independent accountant for the 2002 fiscal year, quarterly financial results will be released on Thursday, May 2, 2002 before the market opens. The

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earnings release will be followed by a conference call at 9:30 a.m. Central
Time, which will include a discussion of the quarterly results and a brief question and answer session.

     Participants may join the conference call by dialing (706) 634-6555 and requesting the Smith International, Inc. call hosted by Doug Rock, Chairman and Chief Executive Officer. A replay of the conference call will also be available through Thursday, May 9 by dialing (706) 645-9291 and entering conference call identification number "3757069". A live broadcast of the conference call will be available on the Internet with an archived version accessible after the call. Further information on the broadcast can be found on Smith's website at http://www.smith.com/conferencecall.

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

     Certain comments contained in this news release concerning the anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. Whenever possible, the Company has identified these "forward-looking" statements by words such as "plans," "expected," "believes" and similar phrases. The forward-looking statements are based upon management's expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the Company's financial results will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of factors which could impact the Company's results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission.